MMC ENERGY, INC. ANNOUNCES NEW CEO

New York- December 13, 2007/ PrimeNewswire/ -MMC Energy, Inc. (NASDAQ: MMCE) announced that, effective as of December 9, 2007, its Board of Directors appointed Michael J. Hamilton as Chief Executive Officer of the Company.

Mr. Hamilton has been a director since August 2006 and has served as the Chairman of the Board of Directors since October 17, 2007. Up to the time of his appointment as CEO of the Company, Mr. Hamilton was a Senior Managing Director at FTI Consulting. Mr. Hamilton joined FTI Consulting in 2003, where his focus was on business turnaround and restructuring services, specializing in the energy industry. Mr. Hamilton’s industry experience includes advising on energy policy, bankruptcy, restructuring, contract negotiation, work-out strategies, financial model development, merger analysis, maximizing unsecured claims, settlement negotiation, stranded investment strategy, risk management, and ISO and power exchange. From 1988 to 2003, Mr. Hamilton was a partner at PricewaterhouseCoopers LLP, where he was responsible for the firm’s domestic utility audit practice.

“We are pleased to have Mike Hamilton join MMC on a full time basis,” said George Rountree, III, the Company’s Lead Independent Director. “Mike brings substantial experience in the power generation space, including restructuring distressed assets, and we look forward to his leadership in sourcing and executing acquisitions consistent with the Company’s strategy.”

With Mr. Hamilton’s appointment, Karl W. Miller the Company Founder will no longer serve as Chief Executive Officer as of the Effective Date. Mr. Miller currently remains an employee of the Company and a member of the Company’s Board of Directors.

Energy upgrade projects:

The Company also announced it has received majority approval from the City of Escondido’s Planning Commission for a conditional use permit for its planned 46.5 MW Escondido Energy Efficiency Upgrade project. The permit remains contingent on a zoning amendment to be approved by the City Council, and the project also has pending an application for a permit to construct with the San Diego Air Pollution Control District.

MMC previously announced on October 1, 2007 that the California Energy Commission has accepted MMC Energy's Application for Certification for the Chula Vista Energy Upgrade Project, a 100 MW natural gas-fired power plant in Chula Vista, San Diego County, California. Acceptance of the application also formally begins the California power plant site certification process.  Under this process, it is expected that the project would be granted a license to construct approximately one year from the date of the application's acceptance.

Once each facility is permitted, the Company expects to finalize the long term revenue, construction contract, and project debt financing agreements for the upgrade.

About MMC Energy, Inc.:

The Company acquires and actively manages electricity generating and energy infrastructure-related assets in the United States. The Company is traded on the NASDAQ Global Market in the United States and the Deutsche Bourse in Germany.

The Company's mission is to acquire, directly or through joint ventures, a portfolio of small to mid size natural gas fueled electricity generating assets, generally below 250 megawatts or “MW”.

The Company creates long-term value for its shareholders through disciplined asset acquisitions and hands on post-acquisition asset management. The Company actively invests in electricity assets which provide essential services to key transmission constrained markets such as California, where regulatory capacity requirements and a lack of local electricity supplies make peak electricity generation facilities valuable.

To date, the Company has acquired three electricity generating assets in California, totaling 110 MW of capacity. The Company is currently in the process of repowering two of these assets, 100 MW MMC Chula Vista Upgrade and 50 MW MMC Escondido Upgrade, both located in San Diego County, California.

Forward Looking Statements:

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, including those statements regarding Company's ability to expand existing generating facilities and exploit acquisition opportunities. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various disclosures made by the Company in its reports filed with the Securities and Exchange Commission, including those risks set forth in its Annual Report on Form 10-KSB. The Company undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release, other than as may be required by applicable law or regulation.

Source: MMC Energy Inc.

Contact:
MMC Energy Inc.
Denis G. Gagnon, Chief Financial Officer
(212) 977-0900
www.mmcenergy.com

BPC Financial Marketing
Investor Contact:
John Baldissera
(800) 368-1217